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Target Corporation
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Target Corporation submitted the following letter to American Banker on May 10, 2009:

Mr. Marc Hochstein	May 10, 2009

Assistant Managing Editor

American Banker

One State Street Plaza, 27th Floor

New York, NY  10004

Dear Mr. Hochstein,

In the article dated May 8, 2009, “Under Pressure, Target is Likely to Quit Card Line,” by Maria Aspan, the author suggests that our credit card transaction with JPMorgan Chase last year was the result of some kind of compromise with Bill Ackman, and that we will soon quit this business.  Neither of these ideas is correct.

Our credit card transaction last year did not result from any such compromise.  On the contrary and in a very difficult market, Target was able to achieve all of the strategic objectives we had laid out some eight months earlier.  By the way, it is a matter of public record that in 2008 Bill Ackman expressed his strong support of it directly to me.  Only now has he reversed his opinion.

Looking forward, I firmly believe that Target will not quit the card business.  While we continue to aspire to reduce our current minority investment in this pool of assets, Target’s talented team will continue to play its key role in managing this portfolio.  Working together with our strong partners at Chase Card Services, we believe this will ensure that our portfolio continues to enjoy its consistent and industry-leading growth and returns for years to come.

Thank you for the opportunity to set the record straight.

Sincerely,
/s/ Douglas A. Scovanner

Douglas A. Scovanner
Executive Vice President and Chief Financial Officer
Target Corporation